Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Kansas City Southern:
We consent to the incorporation by reference in the registration statements (Nos. 33-50517, 33-50519, 33-64511, 333-91993, 333-73122, 333-58250, 333-51854, 333-91478, and 333-126207) on Form S-8 and (Nos. 33-69648, 333-61006, 333-107573, and 333-130112) on Form S-3 of Kansas City Southern of our reports dated February 26, 2007, with respect to the consolidated balance sheets of Kansas City Southern as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Kansas City Southern. The financial statements of Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. (Grupo TFM and currently known as Grupo KCSM), a 46.6% owned investee company, for the year ended December 31, 2004 were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Grupo TFM for the year ended December 31, 2004, is based solely on the report of other auditors.
Our report dated February 26, 2007 on the consolidated financial statements contains an explanatory paragraph stating that, as discussed in Note 2 to the consolidated financial statements, effective January 1, 2006, the Company adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123R (Revised), “Share Based Payment.”
KPMG LLP
Kansas City, Missouri
February 26, 2007